Exhibit 99.1

Proposed Terms as of May 16, 2016

New Money	• $75 million of new money 1.5 lien to be raised

New Exchange Loans and Notes

•       Up to $180 million of 2nd lien exchange loans pursuant to terms below

•    Same terms as the existing 2nd lien except that the coupon will be PIK-toggle for the first three coupons (i.e. through November 2017)

•    10.75% PIK / 9% Cash interest rate

Unsecured Notes

•       Exchange into new 2nd lien exchange loans at a ratio of 20 ($200 per $1,000 note)

•       1.5 bond points in cash (up to $13.5 million) ($15 per $1,000 note)

•       45% ownership of Company pro forma for the issuance, assuming 100% participation (69 shares per $1,000 note)

•       Offered to 100% of unsecured noteholders